WIZARD WORLD, INC. ANNOUNCES APPROVAL FOR LISTING ON OTC BULLETIN BOARD (OTCBB)

February 19, 2013 -- New York, New York – Wizard World, Inc. (the “Company”) (OTCBB: WIZD), a producer of Comic Cons and pop culture conventions, is pleased to announce that it received approval from the Financial Industry Regulatory Authority (FINRA) for quotation and trading on the Over-the-Counter Bulletin Board (OTCBB) under the stock symbol “WIZD”. The Company’s common stock will continue to trade on the OTCQB.

Mr. Macaluso, the Company’s Chief Executive Officer, stated, “Having our Company approved for a quotation on the OTCBB is part of our ongoing efforts of increasing Company transparency and increasing our access to the investment community. In addition, we will continue moving forward on additional initiatives aimed at increasing consistent investor awareness with the ultimate goal of applying for a listing on a more senior exchange.”

About Wizard World:

Wizard World, Inc. produces Comic Cons and pop culture conventions across North America that celebrate graphic novels, comic books, movies, TV shows, gaming, technology, toys and social networking. The events often feature celebrities from movies and TV, artists and writers, and events such as premieres, gaming tournament, panels and costume contests.

Wizard World’s full event schedule can be found at www.wizardworld.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release relating to Wizard World, Inc.’s future plans, expectations, beliefs, intentions and prospects are “forward-looking statements” and are subject to material risks and uncertainties. When used in this press release, the words “will,” “future,” “expect,” “look forward to,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Wizard World that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur. A detailed discussion of these factors and other risks that affect Wizard World’s business is contained in its SEC filings, including its most recent reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or by contacting Jerry Milani, Public Relations, at (212) 209-3879. All information set forth in this press release is current as of February 19, 2013. Wizard World undertakes no duty to update any statement in light of new information or future events.